CERTIFICATE
                                       FOR
                         RENEWAL AND REVIVAL OF CHARTER
                                       of
                       ROBOTIC SYSTEMS & TECHNOLOGY, INC.


                  ROBOTIC SYSTEMS & TECHNOLOGY, INC., a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 26th day of October, 1982, and recorded in the office of the Recorder of Deeds for New Castle County, the charter of which was voided for failure to pay taxes and penalty, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

                  FIRST: The name of this corporation is:

                           ROBOTIC SYSTEMS & TECHNOLOGY, INC.

                  SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, DE 19958, County of Sussex. The name its registered agent is Harvard Business Services, Inc.

                  THIRD: The date when the restoration, renewal, and revival of the charter of this company is to commence is the Twenty-eighth day of February, 1985 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

                  FOURTH: This corporation was duly organized and carried on the business authorized by its charter until the First day of March A.D. 1985, at which time its charter became inoperative and void for failure to pay taxes and penalty, and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

                  IN TESTIMONY WHEREOF, and in compliance with the provisions of
Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Henry Val, the last and acting President, and Isaak Val, the last and acting Secretary of ROBOTIC SYSTEMS & TECHNOLOGY, INC., have hereunto set their hands to this certificate this 22nd day of April, 1994.


                                 BY:      HENRY VAL
                                     -------------------------------
                                          Last and Acting President

                                 ATTEST: ISAAK VAL
                                         ---------------------------
                                          Last and Acting Secretary